Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. No. 33-49305, No. 333-04435, No. 333-57095, No. 333-86801, No. 333-41408, No. 333-86280, No. 333-105622, No. 333-134887, No. 333-162747, No. 333-171616 and No. 333-175350) and S-3 (No. 333-202623) of Humana Inc. of our report dated February 17, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the reclassifications of business segments as discussed in Note 2, as to which the date is December 14, 2017, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP
Louisville, Kentucky
December 14, 2017